Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-117166 and No. 333-137127) and in the Annual Report on Form 10-K of Nexstar Broadcasting Group, Inc. of our report dated March 12, 2012 relating to the financial statements of Mission Broadcasting, Inc., which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Dallas, Texas
March 12, 2012